Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated May 1, 2023, with respect to the financial statements of Kindly MD, Inc. for the years ended December 31, 2022 and 2021, (which report expresses an unqualified opinion on the financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), in this registration statement on Form S-1/A, dated October 26, 2023. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb and Associates, LLC

Draper, UT

October 26, 2023